EXHIBIT 23.1


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated December 8, 2004, accompanying the consolidated financial statements and schedule included in the Annual Report of International DisplayWorks, Inc. and Subsidiaries on Form 10-K for the year ended October 31, 2004, contained in the Registration Statement on Form S-3 for the registration of 12,500,000 shares of its common stock. We hereby consent to the incorporation by reference in the Registration Statement and Prospectus, and to use our name as it appears under the caption "Experts."



/s/ Grant Thornton

Hong Kong
June 3, 2005